EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ROCKY MOUNTAIN CHOCOLATE FACTORY
REPORTS 23% INCREASE IN FY2007 EARNINGS PER SHARE
FOURTH QUARTER DILUTED E.P.S. RISE 44% TO $0.23 VS. $0.16
AFTER-TAX RETURN ON BEGINNING SHAREHOLDERS’ EQUITY EXCEEDS 30% FOR
FISCAL YEAR
DURANGO, Colorado (May 10, 2007)—Rocky Mountain Chocolate Factory, Inc. (Nasdaq/GM “RMCF”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported record earnings for the quarter and fiscal year ended February 28, 2007 (FY2007).
“We are very pleased to report another year of impressive net income growth, with diluted earnings per share increasing 23% to a record $0.75 in Fiscal 2007,” noted Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc. “Our revenues rose over 12% to a record $31.6 million, while total system-wide sales of our franchised and company-owned stores increased 9% to $108.9 million, compared with $99.7 million in the previous fiscal year.”
“Our franchisees opened 37 new stores during Fiscal 2007,” continued Merryman. “This increased the total number of Rocky Mountain Chocolate Factory locations in operation to 322 as of February 28, 2007, and widened our lead as the largest chain of retail chocolate stores in the United States. We expect franchisees to open between 35 and 40 new stores in the current fiscal year, and the Company expects net income to increase 15 to 20 percent if current business and economic trends continue. Factors critical to the Company’s anticipated earnings growth include, among others, unit openings, same-store sales and same-store pounds purchased from the factory.”
For the three months ended February 28, 2007, revenues increased 10% to $8.9 million, compared with $8.1 million in the fourth quarter of the previous fiscal year. Comparable-store sales at franchised retail locations declined 1.9% when compared with the fourth quarter of FY2006.
Net earnings increased 34% to $1.4 million in the fourth quarter of FY2007, versus $1.1 million in the corresponding period of the previous fiscal year. Basic and diluted earnings per share increased 41% and 44%, respectively, to $0.24 basic and $0.23 diluted, in the most recent quarter, compared with $0.17 basic and $0.16 diluted in the year-earlier period.
For the fiscal year ended February 28, 2007, revenues increased 12.5% to $31.6 million, compared with $28.1 million in the fiscal year ended February 28, 2006. Total pounds of confectionery products purchased from the factory by franchisees increased 6% in FY2007, due to a net increase of 18 franchised stores in operation. Same-store pounds purchased from the factory declined 2.6% in FY2007, while comparable-store sales at franchised stores were unchanged relative to the previous fiscal year.
Net income increased 16.7% to a record $4.7 million in FY2007, compared with $4.1 million in FY2006. Basic and diluted earnings per share increased 18% and 23%, respectively, to $0.77 basic and $0.75 diluted, in the most recent fiscal year, compared with earnings per share of $0.65 basic and $0.61 diluted in the previous fiscal year. After-tax return on beginning shareholders’ equity reached a record 30.6% in the fiscal year ended February 28, 2007.

“During Fiscal 2007, Rocky Mountain Chocolate Factory continued to generate an after-tax return on shareholders’ equity that would, we believe, be the envy of most publicly traded companies, and our balance sheet remained strong at the end of the fiscal year,” continued Merryman. “We had $2.8 million of cash in the bank as of February 28, 2007. The Company increased its quarterly cash dividend to a $0.36 annualized rate in November 2006, and the Board of Directors this week voted to increase the annualized quarterly cash dividend a further 11% to $0.40 per share. This will represent the ninth increase in quarterly dividend payout since September 2003.”
In May 2006, the Company’s Board of Directors authorized the repurchase of up to $2 million in common stock in the open market or in private transactions. On May 3, 2007 the Company completed this repurchase program, and the Board of Directors this week authorized the repurchase of an additional $5 million, or up to 350,000 shares, of common stock. During the past seven years, the Company has repurchased approximately 3,328,570 shares of its common stock under repurchase authorizations at an average price of $4.47 per share.
“Fiscal 2007 represented another year of progress towards our goal of building Rocky Mountain Chocolate Factory into the premier retail chocolatier in the United States, with systemwide sales breaking the $100 million mark for the first time in the Company’s history,” stated Frank Crail, Founder, Chairman and Chief Executive Officer of the Company. “We have continued to share our success with stockholders, as reflected in the recent announcement of our ninth quarterly cash dividend increase in less than four years. We expect the Board of Directors to consider further cash dividend increases in the future, so long as the Company’s underlying financial performance and liquidity requirements support such distributions.”
The Company will host a conference call Thursday, May 10 2007 at 4:15 p.m. EDT to discuss year-end results in greater detail and the outlook for FY2008. The dial-in number for the conference call is 877-715-5282 (international/local participants dial 973-582-2850) and the access code is 8784081. Parties interested in participating in the conference call should dial in approximately five minutes prior to 4:15 PM EDT. The call will also be broadcast live on the Internet at http://www.videonewswire.com/event.asp?id=39745. A replay of the call will be available through May 17, 2007 by dialing 877-519-4471 or for international callers by dialing 973-341-3080, the replay Access Code is 8784081. The call will also be archived through August 9, 2007 at http://www.videonewswire.com/event.asp?id=39745
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF”.
This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks disclosed in the Company’s filings with the Securities and Exchange Commission.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened during
	the year ended	Stores open as of
	February 28, 2007	February 28, 2007
United States:
Franchised Stores	32	279
Company-owned Stores	0	5
International Licensed Stores	5	38

Total	37	322

STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended February 28,		Three Months Ended February 28,
	2007	2006	2007	2006
Revenues
Factory sales	$6,365	$5,534	71.3%	68.1%
Royalty and marketing fees	1,676	1,502	18.8%	18.5%
Franchise fees	173	159	1.9%	1.9%
Retail sales	717	932	8.0%	11.5%
Total revenues	8,931	8,127	100.0%	100.0%

Costs and Expenses
Cost of sales	4,442	4,250	49.7%	52.3%
Franchise costs	423	404	4.7%	5.0%
Sales and marketing	466	409	5.2%	5.0%
General and administrative	748	657	8.4%	8.1%
Retail operating	359	469	4.0%	5.8%
Depreciation and amortization	191	238	2.2%	2.9%
Total costs and expenses	6,629	6,427	74.2%	79.1%

Income from Operations	2,302	1,700	25.8%	20.9%

Other Income (Expense)
Interest expense	—	—	—	—
Interest income	18	25	0.2%	0.3%
Other, net	18	25	0.2%	0.3%

Income Before Income Taxes	2,320	1,725	26.0%	21.2%

Provision for Income Taxes	877	652	9.8%	8.0%

Net Income	$1,443	$1,073	16.2%	13.2%

Basic Earnings per Common Share	$0.24	$0.17
Diluted Earnings per Common Share	$0.23	$0.16

Weighted Average Common Shares Outstanding	6,112,102	6,296,207
Dilutive Effect of Employee Stock Options	193,643	308,038
Weighted Average Common Shares Outstanding, Assuming Dilution	6,305,745	6,604,245

STATEMENTS OF INCOME
(in thousands, except per share data)

	Year ended February 28,		Year ended February 28,
	2007	2006	2007	2006
Revenues
Factory sales	$22,709	$19,297	71.9%	68.7%
Royalty and marketing fees	5,604	5,048	17.8%	18.0%
Franchise fees	634	683	2.0%	2.4%
Retail sales	2,626	3,046	8.3%	10.9%
Total revenues	31,573	28,074	100.0%	100.0%

Costs and Expenses
Cost of sales	15,989	13,957	50.6%	49.7%
Franchise costs	1,570	1,466	5.0%	5.2%
Sales and marketing	1,538	1,321	4.9%	4.7%
General and administrative	2,539	2,239	8.0%	8.0%
Retail operating	1,502	1,756	4.8%	6.3%
Depreciation and amortization	874	876	2.8%	3.1%
Total costs and expenses	24,012	21,615	76.1%	77.0%

Income from Operations	7,561	6,459	23.9%	23.0%

Other Income (Expense)
Interest expense	—	(20)	—%	(0.1%)
Interest income	67	96	0.2%	0.4%
Other, net	67	76	0.2%	0.3%

Income Before Income Taxes	7,628	6,535	24.1%	23.3%

Provision for Income Taxes	2,883	2,470	9.1%	8.8%

Net Income	$4,745	$4,065	15.0%	14.5%

Basic Earnings per Common Share	$0.77	$0.65
Diluted Earnings per Common Share	$0.75	$0.61

Weighted Average Common Shares Outstanding	6,125,831	6,268,202
Dilutive Effect of Employee Stock Options	216,524	407,411
Weighted Average Common Shares Outstanding, Assuming Dilution	6,342,355	6,675,613
SELECTED BALANCE SHEET DATA
(in thousands)

	February 28, 2007	February 28, 2006
Current Assets	$10,759	$10,440
Total assets	$18,456	$19,057
Current Liabilities	$3,256	$2,908
Stockholders’ Equity	$14,515	$15,486